Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE OR JURISDICTION SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS.

JUSHI HOLDINGS INC.

SENIOR SECURED NOTE

JUSHI HOLDINGS INC., a British Columbia corporation (the “Company”), for value received, hereby promises to pay to the holder identified on the signature page hereto (the “Holder”), the principal amount shown on the signature page hereto (the “Principal Amount”), without demand, on the Maturity Date (as hereinafter defined), together with any accrued and unpaid interest due thereon. This Note shall bear interest at a fixed rate of ten percent (10%) per annum, beginning on the Issue Date shown on the signature page hereto, which shall be the date upon which all of the Holder’s funds are received by the Company (the “Issue Date”). Interest shall be computed based on a 360-day year of twelve 30-day months and shall be payable quarterly on March 31, June 30, September 30 and December 31. The Principal Amount, together with all accrued and unpaid interest shall be due and payable on the Maturity Date. Payment of all principal and interest due shall be in such coin or currency of the United States of America as shall be legal tender for the payment of public and private debts at the time of payment.

This Original Senior Secured Note is a senior secured promissory note referred to in that certain Subscription Agreement that accompanied this Note (the “Subscription Agreement”), or series of like subscription agreements, among the Company and the subscribers named therein, pursuant to which the Company is seeking to raise an aggregate of between [●] and [●] (or such higher amount as the Company’s board shall otherwise determine) (the “Offering”). This Note is a senior secured obligation of the Company and certain guarantors as more fully described in the Guaranty and Collateral Security Agreement executed by the Company and certain Guarantors

1.            Definitions.

1.1            Definitions. The terms defined in this Section 1 whenever used in this Note shall have the respective meanings hereinafter specified, and the following terms are used herein as defined in the UCC: Deposit Accounts, Inventory and Equipment.

“2019 Senior Secured Notes” means the 10% senior secured notes due January 15, 2023 issued by the Company pursuant to, and which are governed by, the terms of the Trust Indenture.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with another Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets. Notwithstanding the foregoing, neither “Applicable Law” nor “Applicable Laws” shall include the Controlled Substances Act of 1970 or any other law of the United States that would be violated as a result of being a state licensed cannabis business.

“Bank Indebtedness” means the principal of, unpaid interest on, and fees, expenses, costs and other amounts due in connection with (i) indebtedness of the Company to banks or commercial finance or other lending institutions regularly engaged in the business of lending money, whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for Bank Indebtedness or any indebtedness arising from the satisfaction of Bank Indebtedness by a Guarantor.

“Board” shall mean the Company’s Board of Directors.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday upon which the United States Federal Reserve System is open for business.

“Change of Control” shall mean: (i) the acquisition by any person or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of persons (other than current shareholders and their affiliates) of more than 50% (on a fully-diluted basis) of the combined voting power of the then outstanding voting securities of the Company, regardless of form or structure of acquisition, (ii) a sale of all or substantially all of the assets of the Issuer (on a consolidated basis), or (iii) Current Directors shall cease to constitute at least a majority of the members of the Issuer’s Board.

“Collateral” means all of the owned material assets of the Company and each Guarantor, in each case whether owned on the Issue Date or thereafter acquired including, without limitation, all, contract rights, deposits, Deposit Accounts, General Intangibles, Equipment, fixtures, letter-of-credit rights, instruments, Investment Property, documents, commercial tort claims, Intellectual Property and all other assets, wherever located and whether now existing or owned or hereafter acquired or arising, all supporting obligations thereof, and all products and Proceeds thereof, but excluding any Excluded Property.

“Collateral Agency Agreement” means that certain Amended and Restated Collateral Agency Agreement executed on November 20, 2020, by and among the Company, the Collateral Agent, the holders of the Related Notes and the Trustee.

“Collateral Agent” means Acquiom Agency Services LLC, acting on behalf of the holders of the Related Notes, pursuant to the terms of the Subscription Agreement and Guaranty and Collateral Security Agreement.

“Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and all renewals of any of the foregoing.

Senior Secured Note

“Current Director” means any member of the Board as of the Issue Date and any successor of a Current Director whose election, or nomination for election by the Issuer’s shareholders, was approved by at least a majority of the Current Directors then on the Board.

“Default Rate” shall have the meaning set forth in Section 2.4.

“Event of Default” shall have the meaning set forth in Section 7.1.

“Exchange Notes” shall have the meaning set forth in the definition of Permitted Indebtedness.

“Exchange Notes Holder” shall have the meaning set forth in the definition of Permitted Indebtedness.

“Excluded Equity” means: (a) all of the current and future equity interests of the SW Companies; (b) securities of Cresco Labs, Inc. (including any of its successors); (c) the securities of TGS National Holding, LLC and its Subsidiaries and (d) securities of Organigram Holdings Inc. (including any of its successors).

“Excluded Property” means, with respect to a the Company and the Guarantors, (a) real property and leaseholds, accounts receivable and Inventory, (b) vehicles, (c) those assets and equity interests as to which the Company shall reasonably determines that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (d) assets or equity interests to which the granting or perfecting of such a security interest would violate any Applicable Law (including, without limitation, any state or local cannabis and cannabis related laws and regulations) or contract or rights of a Person to such assets or equity interests, but only so long as such grant or perfection would violate any such Applicable Law or contract or the rights of a Person to such assets or equity interests, (e) the current and future SW Assets and TGS Assets, (f) any cannabis, cannabis-related, hemp or hemp-related permits or licenses (the “Licenses”) issued by any United States of America, Canadian or other Governmental Authority, whether federal, state, provincial, local or otherwise, in each case to the extent such License cannot be transferred pursuant to Applicable Law, provided that: (i) if the Company is permitted at any time to transfer a License, such License shall be pledged by the Company as Collateral hereunder upon the unanimous vote of all of the holders of the Related Notes, and (ii) if the Company is permitted at any time to transfer a License but all the holders of the Related Notes do not unanimously elect for the Company to pledge the applicable License as Collateral hereunder, the Company shall not be permitted to pledge the applicable License to any other Person; (g) assets (including Proceeds and products therefrom) acquired pursuant to subsection (e) of the definition of Permitted Indebtedness; and (h) Excluded Equity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantors” means all existing or subsequently acquired or organized direct and/or indirect wholly-owned United States of America and international Subsidiaries of the Company, other than: (a) immaterial Subsidiaries, (b) Sound Wellness Holdings, Inc., and its successors, future parent entities and current and future Subsidiaries (collectively, the “SW Companies”); (c) any Subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Company, (d) any Subsidiary acquired by the Company that, at the time of the relevant acquisition, is an obligor in respect of assumed debt to the extent assumed debt prohibits such Subsidiary from providing a guaranty but only for such time that such debt is in existence or such prohibition is in effect, (e) any Subsidiary to the extent the provision of a guaranty by such Subsidiary would result in material adverse tax consequences as determined by the Company in its reasonable discretion in consultation with its tax advisors, (f) any Subsidiary that is prohibited by Applicable Law or contract from providing a guaranty or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guaranty but only for such time that such prohibition is in effect or such consent, approval, license or authorization has not yet been granted, and /or (g) any direct or indirect Subsidiary of the Company that is not wholly-owned by the Company.

Senior Secured Note

“Guaranty and Collateral Security Agreement” means that Amended and Restated Guaranty and Collateral Security Agreement executed on November 20, 2020, by and among the Company, certain of its Subsidiaries, the Collateral Agent (on behalf of itself and the holders of the Related Notes) and the Trustee.

“Holder” or “Holders” means the Person named above or any Person who shall thereafter become a record holder of this Note in accordance with the terms hereof.

“Intercompany Note” means any promissory note evidencing loans made by the Company or any Guarantor (or any Subsidiary of the Company or any Guarantor) to the Company or any other Guarantor.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all Copyrights, Patents and Trademarks, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, provided that Intellectual Property shall not include any Excluded Property.

“Investment Property” means the collective reference to all “investment property” as such term is defined in Section 9-102 of the UCC, including all Pledged Notes and all Pledged Equity; provided that Investment Property shall not include any Excluded Property.

“Issue Date” means the issue date stated above.

“License” shall have the meaning set forth in the definition of Excluded Property.

“Material Adverse Effect” means, with regard to a Person, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of such Person.

“Maturity Date” shall mean the earlier to occur of an Event of Default or January 15, 2023.

“Note” means this Original Senior Secured Note, as amended, modified or restated.

“Notes Majority” means the holders of more than 50% of the aggregate outstanding principal amount of all Related Notes.

“Offering” has the meaning set forth in the introductory paragraphs to this Note.

“Original Senior Secured Note” means the 10% senior secured notes due January 15, 2023, issued by the Company pursuant to subscription agreements entered into by the Company and the other parties thereto between December 23, 2019 and July 30, 2020.

“Other Surviving Debt” shall have meaning set forth in the definition of Permitted Indebtedness.

Senior Secured Note

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Permitted Indebtedness” means any of the following without duplication:

(a) debt represented by the Related Notes; and

(b) debt to refinance all or a portion of or the then outstanding Related Notes (the “Senior Secured Note Refinancing Debt”). In the event the Company elects to refinance less than 100% of the then outstanding Related Notes, such Senior Secured Note Refinancing Debt (i) may be guaranteed by the Guarantors to the same extent of the guarantees guarantying the Related Notes, (ii) may be secured by liens on the Collateral to the same extent as the liens securing the Related Notes and guarantees, (iii) may not have a cash interest rate that is higher than the one applicable to the Related Notes, (iv) may not have covenants that are more restrictive with respect to the Company and its Subsidiaries than the covenants contained in the Related Notes, in any material respect, (v) may not have any scheduled maturities (including, without limitation, amortization payments) or put dates prior to 45 days after the stated Maturity Date of the Related Notes (and any change of control, asset sale and other prepayment/redemption provisions therein will provide that the Related Notes are to be repaid prior to such Senior Secured Note Refinancing Debt), and (vi) the aggregate principal amount of the Senior Secured Note Refinancing Debt does not exceed in the aggregate the sum of (1) the aggregate principal amount of Related Notes being refinanced, (2) the amount of accrued but unpaid interest due on the Related Notes being refinanced and any reasonably determined premium, prepayment penalty or similar payment necessary to accomplish any such refinancing, and (3) the amount of reasonable and customary fees, expenses and costs related to obtaining and closing such Senior Secured Note Refinancing Debt); and

(c) Debt (including by assumption of debt resulting from an acquisition), to effectuate asset, stock, mergers and/or other acquisitions approved by the Company’s Board, and any such acquisition debt (i) may be secured by a lien on the assets and/or equity being acquired in the acquisition, provided that the Related Notes are also secured by a lien on such assets and equity subordinated only to the acquisition debt lien which upon repayment of such acquisition debt, the liens on the acquired assets and/or stock securing the Related Notes will automatically become a first priority senior lien, (ii) may be guaranteed by the Guarantors to the same extent as the guarantees on the Related Notes, (iii) may be secured by liens on the Collateral to the same extent as the liens securing the Related Notes, (iv) may not have covenants that are more restrictive with respect to the Company and its Subsidiaries than the covenants contained in the Related Notes and the Guaranty and Collateral Security Agreement, provided that, notwithstanding the foregoing, the entity or entities acquiring assets and/or equity pursuant to such acquisition debt may provide to the applicable seller(s) of such assets and/or equity covenants more restrictive than the covenants contained in the Related Notes and the Guaranty and Collateral Security Agreement, and (v) may not have any scheduled maturities (including, without limitation, amortization payments) or put dates prior to 45 days after the Maturity Date of the Related Notes (and any change of control, asset sale and/or other prepayment provisions therein (whether mandatory or optional) will provide that the Related Notes are to be repaid prior to such indebtedness); and

(d) Debt basket limited to REDACT million at any one time from the sale and leaseback of real estate owned by the Company or any of its Subsidiaries prior to December 23, 2019; provided that the amount of debt incurred by the Company or a Subsidiary in connection with such transaction shall be equal to the proceeds received by the Company or the applicable Subsidiary; and

Senior Secured Note

(e) Debt basket limited to REDACT million at any one time outstanding. Any liens securing such indebtedness shall only apply to the property or assets acquired or improved with the proceeds of such indebtedness. Such property or assets (including Proceeds and products therefrom) will be Excluded Property; and

(f) the secured indebtedness of the Company and its Subsidiaries who are Guarantors to be outstanding immediately following the initial closing of the Offering as set forth on Attachment 2 to the Subscription Agreement, including, for the avoidance of doubt, all contingent and conditional secured indebtedness of the Company arising from or related to any contractual or other obligation of the Company or any Guarantor entered into prior to the Issue Date (the “Secured Surviving Debt”), and all other indebtedness of the Company to be outstanding immediately following the initial closing of the Offering, also set forth on Attachment 2, including, for the avoidance of doubt, all contingent and conditional indebtedness of the Company or any Guarantor arising from or related to any contractual or other obligation of the Company entered into prior to the Issue Date (“Other Surviving Debt”): and

(g) at the Company’s discretion, approximately REDACT aggregate principal amount of senior secured notes issued by a 3rd party entity and assumed by the Company (the “Exchange Notes”) pursuant to a transaction in which the Company acquires a majority interest of TGS Illinois Holdings, LLC, which Exchange Notes may have certain terms and conditions more favorable to the holder thereof (the “Exchange Notes Holder”) than the terms and conditions of the Related Notes;

(h) debt incurred in connection with the restructuring of the Exchanges Notes, which may have terms and conditions different or more favorable to the Exchange Notes Holder than the terms of the Related Notes; and

(i) intercompany debt subject to reasonable industry standards as determined by the Company; and

(j) debt owed to trade creditors of the Company or any Subsidiary incurred in the ordinary course of business (including, without limitation, debt incurred in connection with a purchase money security interest); and

(k) debt in connection with the purchase, sale or improvement of real estate (including pursuant to a sale and leaseback transaction), provided that the ownership or right to use or occupy such real estate was acquired by the Company or any of its Subsidiaries after December 23, 2019.

Notwithstanding anything contained herein to the contrary, for purposes of this Note the Company and its Subsidiaries may disregard the provisions of IFRS 16 (Leases) and their respective balance sheets when determining whether a lease constitutes “debt” or “indebtedness”, and may, in good faith, elect to treat such leases as operating expenses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

“Pledged Equity” means all the equity interests directly or indirectly held by the Company or any Guarantor in any Subsidiary, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, the Company or any Guarantor while this Agreement is in effect; provided that Pledged Equity shall not include any Excluded Property (including, without limitation, any Excluded Equity).

Senior Secured Note

“Pledged Notes” means all promissory notes issued to or held by the Company or any Guarantor and all Intercompany Notes; provided that Pledged Notes shall not include any Excluded Property including, without limitation, promissory notes evidencing the accounts receivable of the Company or any Guarantor and promissory notes issued to the Company or any Guarantor in connection with extensions of trade credit given by the Company or any Guarantor in the ordinary course of business;

“Principal Amount” shall have the meaning set forth in the preamble of this Note.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Related Notes” means, collectively, the 2019 Senior Secured Notes and the Original Senior Secured Notes, including this Note.

“Related Person” means, with respect to any given Person, any Person that is an officer, director, shareholder, manager, member, partner, employee, investor, personal representative, Affiliate, and the like of such Person or such Person’s Affiliates, including, in the case of any trusts or similar Persons, the trustees and direct and indirect beneficiaries of such trusts or similar Persons.

“Secured Surviving Debt” shall have meaning set forth in the definition of Permitted Indebtedness.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Indebtedness” means: (a) any existing indebtedness or obligation of the Company as of the date hereof that is designated as “senior”, “first,” “primary” (or any comparable term) under any indenture, instrument, or document governing any indebtedness of the Company; or (b) any future Permitted Indebtedness of the Company constituting Bank Indebtedness.

“Senior Secured Note Refinancing Debt” shall have the meaning set forth in the definition of Permitted Indebtedness.

“Subscription Agreement” shall have the meaning set forth in the introductory language of this Note.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“SW Assets” means any and all of the assets of the SW Companies.

“SW Companies” has the meaning specified in the definition of Guarantor.

“TGS Assets” means any and all of the assets of TGS National Holdings, LLC and its Subsidiaries.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (b) the right to obtain all renewals thereof.

Senior Secured Note

“Trust Indenture” means that certain trust indenture between the Company and the Trustee dated as of November 20, 2020, providing for the issue of the 2019 Senior Secured Notes.

“Trustee” means Odyssey Trust Company, a trust company incorporated under the laws of the Province of Alberta authorized to carry on the business of a trust company in British Columbia and Alberta.

“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York, provided that if by reason of mandatory provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

2.            GENERAL PROVISIONS.

2.1            Loss, Theft, Destruction of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount dated as of the date hereof. This Note shall be held and owned upon the express condition that the provisions of this Section 2.1 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

2.2            Prepayment; Redemption.

(a)            This Note may not be prepaid or redeemed by the Company in whole or in part, except as follows:

(i)            Optional Redemptions. (x) Initiated by the Company. The Company may at any time and from time to time upon 3 days prior written notice may redeem all or any portion of this Note at par plus accrued interest plus a premium equal to (i) 10% of the aggregate principal amount of this Note being redeemed prior to the first anniversary of the Issue Date, and (ii) 5% of the aggregate principal amount of this Note being redeemed on or after the first anniversary of the Issue Date but prior to the second anniversary of the Issue Date. The Company (at its option) may redeem all or any portion of this Note at par plus accrued interest (without any premium) on or after the second anniversary of the Issue Date.

(y) Claw-backs on Equity Sales. Prior to the twelve (12) month anniversary of the Issue Date, the Company may redeem all or any portion of this Note with up to 33% of the net proceeds received by the Company or any of its Subsidiaries (including the Guarantors) from any equity offerings at a redemption price equal to par plus accrued interest plus a premium equal to (i) 1% of the aggregate principal amount of this Note being redeemed. Warrant exercises do not constitute equity offerings.

(ii)            Mandatory Redemptions. (x) Claw-backs on Equity Sales. Following the twelve (12) month anniversary of the Issue Date, the Company shall repurchase this Note using 33% of the net proceeds from any equity offerings by the Company and/or its Subsidiaries (including the Guarantors), at a purchase price equal to par plus accrued but unpaid interest (no premiums). Warrant exercises do not constitute equity offerings.

Senior Secured Note

(y) Asset Sales. The Company shall offer to repurchase this Note at par plus accrued interest with 100% of the net cash proceeds resulting from any (i) non-ordinary course sales or other dispositions of assets consummated by the Company or any Subsidiary, and/or (ii) as a result of casualty or condemnation (each of (i) and (ii), an “Asset Sale”), subject to certain limitations including the right of the Company to apply solely during the two (2) year period commencing on the Issue Date and terminating two (2) years thereafter (the “Reinvestment Period”), up to, in the aggregate, $30,000,000 of the net cash proceeds received from one half of all Asset Sales during the Reinvestment Period to (X) restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Company’s or its Subsidiaries’ business, in each case to the extent constituting a capital expenditure, and/or (Y) consummate Board approved acquisitions (each of (x) and (y) a “Permitted Reinvestment”), provided that an offer to purchase pursuant to this sub-paragraph shall only be required to be made if resulting net cash proceeds from an Asset Sale together with all net cash proceeds received from all Asset Sales for the twelve (12) month period (or lesser period depending on the initial date of the Reinvestment Period) preceding such Asset Sale, resulted in aggregate net cash proceeds in excess of $2,000,000 (in which event 100% of such net cash proceeds shall be required to be applicable); provided further, to the extent required by the documentation governing the Permitted Reinvestment, the Company may apply the net cash proceeds thereof ratably (based on the outstanding principal amounts thereof) to such offer to repurchase this Note and any other Permitted Indebtedness requiring repayment. Notwithstanding the above (i) neither the Company nor any of its Subsidiaries shall be required to use any proceeds from sales (if any) of (a) securities of Cresco Labs, Inc. (including any of its successors, “CLI”), and/or (b) the securities of a company to be transferred to the Company pursuant to the agreement to acquire a majority interest of TGS Illinois Holdings, LLC, and (ii) none of such securities nor the proceeds from sales thereof shall constitute Collateral and shall not be subject to any liens relating to the Related Notes.

(z) Change of Control. If a Change of Control transaction pursuant to which the Company receives all cash or liquid securities occurs prior to the Maturity Date, at the election of the Holder, the Company shall prepay this Note by paying the Holder 106% of the principal amount of this Note plus all accrued but unpaid interest hereon.

(b)            If the Company determines in good faith that any such offer to repurchase this Note (i) in the case of any such offer to repurchase attributable to the Company or any Subsidiary would violate or conflict with any local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries), (ii) would require the Company or any Subsidiary to incur a material and adverse tax liability (including any withholding tax) if such amount were repatriated to the Company as a dividend or (iii) in the case of any such offer to repurchase attributable to any joint venture, would violate any organizational document of such joint venture (or any relevant shareholders’ or similar agreement), in each case, if the amount subject to the relevant offer to repurchase were upstreamed or transferred to the Company as a distribution or dividend (any amount limited as set forth in clauses (i) through (iii) of this paragraph, a “Restricted Amount”), the amount of the relevant offer to repurchase shall be reduced by the Restricted Amount; provided, that (A) in the case of any Restricted Amount arising under the circumstances described in clause (i) or (ii) above, the Company shall use commercially reasonable efforts to take all actions required by Applicable Law to permit the repatriation of the relevant amounts to the Company and (B) if the circumstance giving rise to any Restricted Amount ceases to exist within 365 days following the end of the event giving rise to the relevant offer to repurchase, the relevant Subsidiary shall promptly repatriate or distribute the amount that no longer constitutes a Restricted Amount to the Company for application to such an offer to repurchase this Note as required above promptly following the date on which the relevant circumstance ceases to exist; it being understood and agreed that following the expiration of the 365-day period referenced above, the relevant Subsidiary may retain any Restricted Amount, and no such offer to repurchase shall be required in respect thereof.

Senior Secured Note

(c)            All optional redemptions, prepayments and payments and all other payments resulting from required offers to repurchase or redeem with regard to this Note shall be paid on a pro-rata basis in respect of each holder of a Related Note, based on the aggregate principal amount of the Related Notes plus accrued and unpaid interest thereon held by such Person as at the record date, divided by the aggregate principal amount of all outstanding Related Notes, plus accrued but unpaid interest thereon.

(d)            Each holder of a Related Note shall have the right in its sole discretion to waive its rights to have the Company redeem or repurchase all or any portion of its Related Note, except if such redemption or repurchase is part of a full or partial refinancing of the Related Notes.

2.3            Payment Seniority. The debt evidenced by this Note shall be: (a) subordinated in right of payment to any Senior Indebtedness; (b) pari passu in right of payment to the other Related Notes and any Permitted Indebtedness not constituting Senior Indebtedness (including, without limitation, Secured Surviving Debt and Other Surviving Debt not constituting Senior Indebtedness) and: (c) senior to all other indebtedness of the Company.

2.4            Default Rate of Interest. Automatically upon the occurrence and during the continuance of an Even of Default, the interest rate accruing on the outstanding principal amount of the Note shall be three (3)% more than the rate otherwise payable under this Note (the “Default Rate”).

3.            AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that so long as the Related Notes or any warrants issued to the Holder (or any of its permitted transferees) in connection with the Offering remain outstanding, the Company shall perform and comply with the covenants of this Article 3.

3.1            Compliance with Laws and contractual Obligations. The Company will (A) comply with and cause each of its Subsidiaries to comply in all material respects with (i) the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, ERISA, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which such Person is now doing business or may hereafter be doing business, and (ii) the obligations, covenants and conditions contained in all of the material contractual obligations of each such Person, as applicable, the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (B) maintain or obtain and cause each of its Subsidiaries to maintain or obtain, all applicable licenses, qualifications and permits now held or hereafter required to be held by such Person, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.2            Maintenance of Properties. The Company will maintain and cause its Subsidiaries to maintain in good repair, working order and condition, all material properties used in its businesses and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Senior Secured Note

3.3            Organizational Existence. The Company will, and will cause each of its Subsidiaries (other than non-operating or immaterial Subsidiaries) to (A) at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to such Person’s business and leases, privileges, franchises, qualifications and rights that are necessary in the ordinary conduct of its business, and (B) maintain complete and accurate books and records in all material respects regarding such Person’s business, operations, meetings of directors and equity holders and all corporate, limited liability company or partnership matters and all corporate, limited liability company or partnership matters.

3.4            Financial Statements and other Reports. Company will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with IFRS (it being understood that monthly financial statements are not required to have footnote disclosures and are subject to normal year-end adjustments). The Company will deliver to each Holder upon written request: (a) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of the Company, the unaudited consolidated and consolidating balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal quarter; and (b) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, audited by certified public accountants selected by the Company.

4.            NEGATIVE COVENANTS. While any of the Related Notes are outstanding:

4.1            Indebtedness. The Company will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any indebtedness except Permitted Indebtedness.

4.2            Distributions. The Company will not, and will not cause or permit any of its Subsidiaries, to make any cash dividend or distributions in respect of the equity interests of the Company or any of its Subsidiaries, except that (i) a Subsidiary of the Company may declare and pay dividends on its outstanding equity interests to the Company or to a Subsidiary; and (ii) a Subsidiary may declare and pay any cash dividends or distribution it is obligated to pay pursuant to any contractual obligation of such Subsidiary existing prior to the date of this Note. Notwithstanding anything to the contrary provided in this Section 4.2 or elsewhere, nothing contained herein shall prevent the Company from effectuating a distribution of the capital stock of Sound Wellness Holdings, Inc. to the stockholders of the Company.

4.3            Sale of Assets. The Company will not and will not permit any of its Subsidiaries to sell, assign, license, lease, convey, exchange, transfer or otherwise dispose of its property (each, a “Disposition”) to any other Person, except:

(a)            Dispositions of inventory and other property in the ordinary course of business;

(b)            Dispositions of obsolete or worn-out assets, no longer used or usable in its business;

(c)            Disposition of the Company’s and its Subsidiaries equity securities;

(d)            Disposition of real property in a sale-leaseback transaction; and

(e)            Dispositions of property in connection with Permitted Indebtedness, including, without limitations, dispositions of property subject to a lien or other encumbrance senior to the lien or other encumbrance granted to the holders of the Related Notes.

Senior Secured Note

4.4            Restriction on Fundamental Changes. The Company will not and will not permit any of its Subsidiaries directly or indirectly to: (A) enter into any transaction of merger or consolidation except, that upon not less than ten (10) Business Days prior written notice to the Holders, any wholly owned Subsidiary of the Company may be merged with or into the Company (provided that the Company is the surviving entity) or any other wholly owned Subsidiary of the Company; or (B) liquidate (provided that a Subsidiary may liquidate into the Company), wind-up or dissolve itself (or suffer any liquidation or dissolution); provided that both before and immediately after giving effect to any such acquisition or purchase, no Event of Default shall have occurred and be continuing.

5.            STATUS; RESTRICTIONS ON TRANSFER.

5.1            Status of Note. This Note is a direct, general and unconditional obligation of the Company, and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.2            Restrictions on Transferability.

(a)            This Note may be sold, transferred, exchanged, assigned, gifted, conveyed, pledged, encumbered, hypothecated or otherwise disposed of, whether directly or indirectly, voluntarily or involuntarily, conditionally or unconditionally, by change of control, operation of law or otherwise, with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided no transfer of all or any portion of this Note is made to a Person engaged directly or indirectly in providing goods or services in connection with the growing, processing, manufacturing, distributing, cultivating, producing or selling of marijuana, marijuana-infused products, hemp, hemp-infused products and/or a substantially similar business in two (2) or more states in the United States or one (1) or more states in the United States and one (1) or more foreign jurisdictions (a “Competitor”), in which case the approval of the transfer shall be made in the sole discretion of the Company. For the avoidance of doubt, shareholders of a Competitor who own less than a controlling interest in such Competitor or other passive equity holders of a Competitor will not be considered a Competitor for purposes of this Section 5.2(a) as a result of their share or other equity ownership.

(b)            This Note has not been registered under the Securities Act, or under any state securities or so-called “blue sky laws,” and may not be offered, sold, transferred, hypothecated or otherwise assigned except (i) pursuant to a registration statement with respect to such securities which is effective under the Act or (ii) upon receipt from counsel satisfactory to the Company of an opinion, which opinion is satisfactory in form and substance to the Company, to the effect that such securities may be offered, sold, transferred, hypothecated or otherwise assigned (x) pursuant to an available exemption from registration under the Act and (y) in accordance with all applicable state securities and so-called “blue sky laws.”

6.            ADDITIONAL COVENANTS. In addition to the other covenants and agreements of the Company set forth in this Note, the Company and the Holder covenant and agree that so long as this Note shall be outstanding:

6.1            Payment of Note. The Company will punctually, according to the terms hereof, pay or cause to be paid all amounts due under this.

Senior Secured Note

6.2            Notice of Default. If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Holder will promptly give notice to the Company, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

6.3            Regulatory Matters.

(a)            The Holder acknowledges that the Company and its Affiliates (i) may now or in the future conduct business in an industry that is subject to and exists because of privileged licenses issued by governmental authorities, (ii) are now or may in the future become subject to extensive regulation and oversight, (iii) are now or may in the future be required to adhere to strict laws and regulations regarding vendor and other business relationships, and (iv) may now have or in the future adopt internal controls and compliance policies governing their own activities and those of certain parties with whom they do business.

(b)            The Holder acknowledges and agrees that the Company, its Affiliates, and their respective Related Persons may find it necessary, appropriate or desirable to perform background checks, suitability reviews, investigations, inquiries and due diligence with respect to the Holder and its Related Persons to comply with Applicable Laws and the policies of the Company, its Affiliates and their respective Related Persons.

(c)            Accordingly, the Holder hereby: (i) authorizes, and agrees to exercise commercially reasonable efforts to cause the Holder’s Related Persons to authorize, the Company and its Affiliates and their respective Related Persons to perform, or cause to be performed, such background checks, suitability reviews, investigations, inquiries and other due diligence with respect to the Holder and the Holder’s Related Persons (including, without limitation, regarding financial, credit, criminal, litigation, employment, investment, qualification and character matters) as the Company may deem reasonably necessary, appropriate or desirable for the purpose of complying with Applicable Laws and the policies of the Company and its Affiliates and their respective Related Persons or otherwise in furtherance of the business interests of the Company; (ii) agrees to promptly provide, and agrees to exercise commercially reasonable efforts to cause the Holder’s Related Persons to promptly provide, to the Company and its Affiliates and their respective Related Persons such information as the Company may reasonably request for the purpose of performing the foregoing background checks, suitability reviews, investigations, inquiries and other due diligence; (iii) if requested by the Company or any applicable regulatory authority in connection with the business of the Company or any of its Affiliates, agrees to submit to investigation by the applicable regulatory authorities and cooperate with any reasonable requests made by the Company or such regulatory authorities (including filing requested forms and delivering information regarding the Holder and the Holder’s Related Persons), and agrees to exercise commercially reasonable efforts to cause the Holder’s Related Persons to do the same; and (iv) agrees to cooperate, and agrees to exercise commercially reasonable efforts to cause the Holder’s Related Persons to cooperate, with any reasonable requests made by the Company in connection with any of the foregoing.

(d)            The Holder shall (and shall cause the Holder’s Related Persons to) act in good faith, cooperate, furnish documents and information and take such additional actions or efforts as may be reasonably requested by the Company for the purpose of applying for, obtaining, renewing and maintaining such licenses, approvals, permits and entitlements as the Company deem necessary or desirable for the operation of the respective businesses of the Company and its Affiliates. Promptly upon the reasonable request of the Company, the Holder shall (and shall cause the Holder’s Related Persons to) prepare, submit and process any license applications and other materials as the Company deems reasonably necessary from time to time in connection with any licenses, approvals, permits or entitlements held or sought by the Company or any of its Affiliates.

Senior Secured Note

(e)            To the extent that the business or affairs of the Company or its Affiliates are the sole cause of a regulatory review or investigation of the Holder or, if approved by the Company, any of the Holder’s Related Persons, to, all reasonable fees, costs and expenses directly attributable thereto shall be borne or reimbursed by the Company (to the extent not borne or reimbursed by the applicable Affiliate of the Company) upon presentation of supporting documentation of the amount and purpose of such fees and expenses reasonably acceptable to the Company.

6.4            Use of Proceeds. The Company shall use the proceeds of this Note for the repayment of existing debt of the Company and its Affiliates plus accrued and unpaid interest and related items thereon and for general working capital purposes and such other purposes as may be determined by the Company’s board of directors, including capital expenditures and potential strategic acquisitions.

7.            EVENTS OF DEFAULT; REMEDIES.

7.1            Events of Default. “Event of Default” wherever used herein means any one of the following events:

(a)            default in the due and punctual payment of the principal of, or any other amount owing in respect of (including interest), this Note when and as the same shall become due and payable; provided that the Company shall be provided with a twenty (20) Business Day cure period for nonpayment of interest, fees or amounts other than principal on the Note, after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied;

(b)            default in the performance or observance of any covenant or agreement of the Company in this Note (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section 7.1), and the continuance of such default for a period of thirty (30) days after there has been given to the Company by the Holder a written notice specifying such default and requiring it to be remedied, provided that, if the Company uses commercially reasonable efforts to cure such default within such thirty (30) day period but cannot cure said default during such thirty (30) day period, the Company shall have such time as is necessary to cure such default provided the Company maintains commercially reasonable efforts to cure such default beyond the initial thirty (30) day cure period;

(c)            any representation or warranty made by the Company to Holder herein is materially incorrect in any respect on the date such representation or warranty was made;

(d)            an event of default by the Company under any material debt financing agreement (which, for the avoidance of doubt, shall include the Related Notes and the Guaranty and Collateral Security Agreement, and shall exclude any intercompany debt including, without limitation, any Intercompany Notes); provided that any Company default under any such agreement that is related to the Company’s reasonable opinion that the counterparty to such agreement has materially breached its obligations thereunder shall not be considered a default hereunder;

(e)            the entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent; or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 calendar days;

Senior Secured Note

(f)            the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(g)            the Company proposes in writing or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or any group or class thereof or files a petition for suspension of payments or other relief of debtors or a moratorium or statutory management is agreed or declared in respect of or affecting all or any material part of the indebtedness of the Company; or

(h)            it becomes unlawful for the Company to perform or comply with its obligations under the Related Notes.

7.2            Declaration of Default; Exercise of Remedies. By acceptance hereof, the Holder acknowledges and agrees that this Note is one of a series Related Notes and that in order to declare an Event of Default hereunder, the holders of Related Notes representing the Notes Majority, or the Trustee representing the Notes Majority shall be required to provide a properly executed written notice to the Company (a “Default Notice”), which shall specify (i) that an Event of Default is being declared; (ii) the particular Event of Default hereunder being declared; and (iii) the actions of the Company underlying the Event of Default. If an Event of Default has been declared pursuant to a properly delivered Default Notice, then and in every such case the Notes Majority may: (a) declare the Related Notes to be due and payable immediately, and upon any such declaration, the Company shall pay to the holders of all Related Notes the outstanding balance of principal and accrued interest under the applicable holder’s Related Notes, and (b) direct the Collateral Agent to act on behalf of the holders of all Related Notes in exercising and enforcing all rights and remedies available to all of such holders of Related Notes, including this Note, and including, without limitation, foreclosure of any judgment lien on any assets of the Company.

7.3            Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

8.            Representations and warranties. The Company represents and warrants to Holder, as of the date hereof, that:

8.1            Organization, Good Standing, Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be qualified.

8.2            Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Note. The execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with, constitute a default under or result in a breach or violation of, the provisions of the Company’s certificate of incorporation or bylaws. This Note has been duly executed and delivered by the Company and, assuming that this Note is a valid and binding obligation of Holder, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Senior Secured Note

8.3            Consents. No consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required to be obtained by the Company in connection with the execution, delivery or performance of this Note by the Company or the consummation of the transactions contemplated hereby.

9.            MISCELLANEOUS.

9.1            Severability. If any provision of this Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.

9.2            Notice. Where this Note provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (a) delivered personally, (b) sent by certified, registered or express mail, postage prepaid or (c) sent by facsimile or other electronic transmission, and shall be deemed given when so delivered personally, sent by facsimile or other electronic transmission (confirmed in writing) or mailed. Notices shall be addressed, if to the Company, to its then principal office, or if to the Holder, to its address as provided in the Subscription Agreement or such other address as may be specified by the Holder in a written notice delivered to the Company under this Section 9.2.

9.3            Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

9.4            Jurisdiction. THE COMPANY AND THE HOLDER EACH (a) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE AND CITY OF NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE; (b) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE EXCEPT IN THE ABOVE-NAMED COURTS; AND (c) HEREBY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT.

9.5            Headings. The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

9.6            Amendments. This Note may be amended or waived only with the written consent of the Company and the Holder or, whether or not agreed to by the Holder, with the written consent of the Company and the Notes Majority. Any amendment or waiver consented to in writing by the Company and the Notes Majority shall be binding on all holders of the Related Notes, including this Note, even if they do not execute or agree to such consent, amendment or waiver themselves.

Senior Secured Note

9.7            No Recourse Against Others. The obligations of the Company under this Note are solely obligations of the Company and no officer, employee, stockholder or director of the Company shall be liable for any failure by the Company to pay amounts on this Note when due or perform any other obligation.

9.8            Assignment; Binding Effect. This Note may be assigned by the Company without the prior written consent of the Holder in the event of a Change of Control but shall be subject to the restrictions on transfer and assignment by the Holder as set forth in Section 5.2. This Note shall be binding upon and inure to the benefit of both parties hereto and their respective permitted successors and assigns.

9.9            Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.10            Tax Treatment. The Company intends, and Holder has agreed, to (i) treat this Note as debt for all U.S. federal and applicable state, local income and similar tax purposes, (ii) not take any tax reporting position inconsistent with such tax treatment, and (iii) file all U.S. federal and applicable state, local income and similar tax returns and reports with respect to the Notes in a manner consistent with such treatment. The Company shall be entitled to withhold from all payments made under this Note all amounts which are required to be withheld and remitted in respect of taxes. Any amounts so withheld shall be treated for purposes of this Note as having been paid to the person in respect of whom such withholding was made.

9.11            Collateral; Release. The Holder acknowledges and agrees that if and to the extent that the Secured Surviving Debt transaction documents prohibit the Related Notes from being secured by pari passu liens on the Collateral securing the Secured Surviving Debt, the Related Notes (to the extent not prohibited by the Secured Surviving Debt transaction documents), will be secured by a senior subordinated lien on the Collateral so that upon repayment of such Secured Surviving Debt, the senior subordinated lien on the Collateral securing the Related Notes and guarantees shall become a senior secured lien on the Collateral (subject only to liens securing other Permitted Indebtedness). The Guaranty and Collateral Security Agreement sets forth the terms of conditions of the release of Collateral from the liens created thereby, including the release with the consent of the Notes Majority, release upon payment in full of the Related Notes and release upon the disposition of Collateral by the Company or its Subsidiaries in accordance with the terms of this Note.

9.12            Note Terms and Conditions. The Holder acknowledges and agrees that certain of the 2019 Senior Secured Notes, which may be held by the Exchange Notes Holder, may have terms or conditions that are, individually or in the aggregate, more favorable to the Exchange Notes Holder than the terms or conditions of this Note, including, without limitation, with respect to terms governing repayment.

Senior Secured Note

9.13            APPOINTMENT OF TRUSTEE AS AGENT. The Holder hereby appoints the Trustee as its agent to act on behalf of the Holder on all matters arising from, relating to or in connection with the rights or obligations of the Notes Majority as set forth in the Trust Indenture, the Related Notes, the Guaranty and Collateral Security Agreement, the Collateral Agency Agreement and all such other documents or instruments executed in connection with the transactions contemplated by any of the foregoing.

9.14            AMENDED AND RESTATED NOTE. The Holder acknowledges and agrees that, pursuant to the written consent of the Notes Majority, this Note amends and restates in its entirety the Original Senior Secured Note issued to the Holder on [●].

9.15            NOTICE OF DEVELOPMENTS. As soon as reasonably practical following receipt, the Company shall provide to the Holder any and all documents, notices, and other correspondence received by the Company from the Trustee that the Company reasonably determines to be relevant to the performance or observance of any duties or obligations of the Company under this Note. For the avoidance of doubt, any written notice provided to the Company in relation to an event that is, or with the passage of time or the giving of notice or both would be, an event of default under the 2019 Senior Secured Notes is relevant to the performance of the obligations of the Company under this Note.

Signatures on the Following Page

Senior Secured Note

In Witness Whereof, the Company and the Holder have caused this Note to be signed by their duly authorized representatives on the date hereinabove written.

JUSHI HOLDINGS INC.

By:
Name:
Title:

Issue Date:

Company Signature Page Promissory Note

ACKNOWLEDGED AND AGREED:

HOLDER:

(Printed Name of the Holder)

(Signature: by authorized officer if a corporation; by authorized member or manager if a limited liability company; by general partner if a partnership; by owner of a sole proprietorship; by the trustee if a trust, by the Holder if an individual)

(Title, if signing on behalf of an entity)

(Principal Amount of Note in US Dollars)

Holder Signature Page Promissory Note